Exhibit 10.1
THE WALT DISNEY COMPANY
500 South Buena Vista Street
Burbank, California 91521

April 18, 2023

Ms. Kristina K. Schake
c/o 500 South Buena Vista Street
Burbank, California 91521

RE:    Amendment to that certain Employment Agreement, dated as of June 29, 2022, by and between The Walt Disney Company and Kristina K. Schake (the “Agreement”).

Dear Ms. Schake:

This letter agreement will confirm that the Agreement is hereby amended as follows, effective as of April 9, 2023:

1. The first sentence of Paragraph 1 of the Agreement is hereby amended to read in its entirety as follows:
Upon the terms and subject to the conditions of this Agreement, the Company hereby employs Executive, and Executive hereby accepts employment by the Company, for the period commencing as of June 29, 2022 (the “Commencement Date”) and ending on June 29, 2026 (or such earlier date as shall be determined pursuant to Paragraph 5).

2. The first two sentences of Paragraph 3(a) of the Agreement are hereby amended to read in their entirety as follows:
Commencing April 9, 2023, Executive shall receive an annual base salary of $780,000. Subsequent salary amounts shall be determined by the Company in its sole discretion; provided, however, that none of such subsequent annualized salaries shall be less than $780,000.

3. The second sentence of Paragraph 3(b) of the Agreement is hereby amended to read in its entirety as follows:
Executive’s target annual incentive bonus opportunity under the Annual Plan during each full fiscal year during the term hereof shall be one hundred fifty percent (150%) of Executive’s Base Salary in effect at the end of such fiscal year.

4. The second sentence of Paragraph 3(c) of the Agreement is hereby amended to read in its entirety as follows:

For each full fiscal year during the term hereof, Executive shall receive an annual award with a target accounting award value (which value shall be as determined in accordance with the policies and practices generally applicable to the most senior executives of Company) of three hundred fifty percent (350%) of Executive’s Base Salary as expected to be in effect at the end of such fiscal year; it being understood that the form of the award shall be determined by the Compensation Committee and such form shall be subject to the terms of the applicable plan or plans of the Company.

5. The definition of “Scheduled Expiration Date” in Paragraph 5(e) is hereby amended to read in its entirety as follows:
“Scheduled Expiration Date” means June 29, 2026.

As amended hereby, the Agreement shall continue in full force and effect in accordance with its terms.

If the foregoing accurately reflects your understanding of our mutual agreement, please so indicate in the space provided below and return an executed copy hereof to us at your earliest convenience.

Very truly yours,

THE WALT DISNEY COMPANY

By:	/s/ Sonia L. Coleman
Senior Executive Vice President and Chief Human Resources Officer

Date:	April 18, 2023

ACCEPTED AND AGREED TO:

/s/ Kristina K. Schake
Kristina K. Schake

Date:	April 18, 2023
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